Exhibit 10.11

SOFTWARE LICENSE AGREEMENT

No. 2005-011

This Software License Agreement ("Agreement") is effective August_, 2005
(the “Effective Date”)

by and between

Airbee Wireless, Inc.
(“Airbee” or “Licensor”)

whose principal office is at:
9400 Key West Avenue
Rockville, Maryland 20850

and

SoftBaugh, Inc.
(“Customer” or “Licensee”)

whose principal office is at:
4080 McGinnis Ferry Road
Suite 604
Alpharetta, GA 30005

(Collectively “the Parties”).

WHEREAS, Airbee Wireless, Inc. and SoftBaugh, Inc. desire to enter into an Agreement to provide SoftBaugh developed development kit/modules with the Airbee ZigBee software stack; and

WHEREAS, the SoftBaugh developed development kit/module contains the Texas Instruments’ MSP 430 microprocessor and the Chipcon IEEE 802.15.4 radio which combination has been the hardware platform on which the Airbee stack has been ported;

THEREFORE, the combination of such technologies is expected to have material commercial benefit to the Parties and the terms herein define the business relationship of the Parties.

In consideration of the mutual promises thereby and herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Definitions.

For purposes of this Agreement, the following terms shall mean:

(a) "Company" may include the parent Company of Customer and all affiliates (i.e., any entity controlling or controlled by Company) as certified in writing by Company.

(b) “Airbee” or “Licensor” shall mean Airbee Wireless, Inc.

(c) "Customer" or “Licensee” shall mean “SoftBaugh, Inc.”

(d) "Defect" shall mean an error in the software that result in the Software not performing in some material respect in accordance with the applicable Documentation.

(e) "Documentation" shall mean all material included within the licensed products and the entire user, technical, and training guides (in whatever media) associated with the licensed products, as they may exist from time to time and are provided to Licensee.

(f) "Licensed Product(s)" shall mean the software provided to Licensee in object format only and applicable documentation, which is computer programming code, any Software Updates and all enhancements and modifications thereto, and access to which is provided by Licensor to Customer pursuant to this Agreement. The software is the Airbee-ZNS including ZMAC and ZProfiles. The License also includes the 4-node demonstration kit software ZNS-Lite which is royalty free. The license does not include the Network Management System (ZNMS).

(g) "Licensed Users" shall mean users licensed to use the Licensed Products, in accordance with this Agreement. Licensed Users shall mean Customer.

(h) "Software" shall mean the Licensed Products.

(i) "Software Updates" shall mean program updates (including cumulative updates containing corrections) and new system versions and releases containing enhancements and modifications to the Licensed Products provided by Licensor pursuant to this Agreement.

(j) "Confidential Information” means any information: (i) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary”, or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and reduced to writing and marked “Confidential” within thirty (30) days of such disclosure; or (ii) which is otherwise deemed to be confidential by the terms of this Agreement.

(k) "Deliverable” means any tangible material, work or thing delivered by one party to the other and any associated documentation.

(l) "Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq.

(m) "Effective Date” means the last date on which this Agreement is executed by the Parties.

(n) "Enhancement” means any improvement, upgrade, new version of, enhancement to, fix, extension to, or add-on module compatible or interoperable with, or any Derivative Work of, any Technology, including any software or hardware.

(o) "Insolvency Event” means any of the following events or circumstances with respect to a Party: (i) such Party ceases conducting its business in the normal course; (ii) make a general assignment for the benefit of its creditors; (iii) petitions, applies for, or suffers or permits with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; or (iv) avails itself or becomes subject to any proceeding under the U.S. Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation, which proceeding is not dismissed within sixty (60) days of commencement thereof.

(p) "Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefore and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all rights in World Wide Web addresses and domain names and applications and registrations therefore, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(q) "Airbee Technology” means that Technology of Airbee, including without limitation the Technology, that was in existence and was owned by Airbee prior to the Effective Date, or exclusively developed and funded by Airbee after such date.

(r) "Technology” means any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and (vi) all instantiations of the foregoing in any form and embodied in any media.

(s) “Term” means the term of this Agreement.

2. Software License.

(a) Subject to the terms and conditions in this Agreement and in consideration of the payments set forth in Exhibit A “License Fee Schedule”, which is hereby incorporated by reference, Licensor grants to Licensee a non-exclusive, non-transferable, limited object code license (i) to use the Licensed Products and (ii) to use the Documentation internally in connection with Licensee's use of the Licensed Products.

(b) Licensee shall not copy the Software or Documentation without the written permission of Licensor.

(c) Licensee shall not (i) reverse engineer any part of the Software, (ii) distribute, sell or otherwise transfer any part of the Software, (iii) remove the patent, copyright, trade secret, trademark, or other proprietary protection legends or notices that appear on or in the Software, or (iv) allow the Software to be used by anyone other than its employees.

(d) Licensee agrees that any feedback, comments, suggestions, observations or ideas relating to the Software (“Feedback”) provided to Airbee by Licensee, shall be licensed to Airbee on a non-exclusive, perpetual, irrevocable, royalty free, fully paid up rights basis: (i) to make, have made, use, copy, modify and develop product incorporating Feedback; (ii) to perform or display, import, transmit, distribute, license, offer to sell, sell, lease, rent or lend copies of the Feedback; and (iii) to sublicense to third parties the aforementioned rights, including the right to sublicense to further third parties.

3. End User

The end user of the Software shall be the Licensee’s customer/client. The Software Product is to be installed into the SoftBaugh product prior to delivery of the SoftBaugh product to said end user. However, this shall not prevent field firmware upgrades to be done by Licensee’s customer/client.

4. Software Support

(a) Licensor will provide, on an as-needed basis, upon a written request and purchase order by Licensee, and during regular business hours, customer support relating to the Licensed Products at a rate of $180 per hour per Licensor consultant, plus reasonable expenses incurred by Licensor, in accordance with Exhibit B, which is hereby incorporated by reference. In order to facilitate services pursuant to this Section 5, Licensee agrees (i) to cooperate fully with Licensor's reasonable requests for information, personnel and time necessary to provide such services, (ii) to provide all information and assistance reasonably required by Licensor to detect, simulate and correct Defects, and (iii) to complete proper Defect determination procedures specified from time to time by Licensor.

(b) All support services, if any, performed by Licensor will be performed by mutual consent of the Parties pursuant to a separate agreement and a mutually agreed upon scope of work.

(c) Any support provided by Licensor pursuant to this Section 5 is subject to all fees due from Licensee having been paid.

(d) All Services shall be performed in a good and workmanlike manner. Licensor will use reasonable efforts to perform the Services according to its estimates and time schedules but causes beyond Licensor's control may cause delays in implementing the Services. Such causes may include changes to Licensee's business plans or practices, or Licensee's alteration of project plans, resource commitments, or specifications.

(e) Licensor may subcontract the performance of any of the Services. Licensor shall be responsible for all performances under this Agreement by its subcontractors, and any references to "Licensor's personnel" shall be deemed to include any subcontractor or any subcontractor's personnel.

5. Maintenance.

(a) During the Term of this Agreement, Licensor shall be responsible to provide Licensee with access to periodic Software Updates that Licensor makes available at no additional cost to other customers. The correction of documented Defects shall be corrected at no additional costs. Any other maintenance services requested shall be conducted under separate agreement at rates stated in Exhibit B attached hereto. Licensee shall designate, within ten (10) days after the Effective Date, one representative (and one alternate) who will be authorized to request and receive defect services and is authorized to make decisions on behalf of Licensee. Licensee may change the designated representative upon written notice to Licensor.

(b) Licensor shall not be responsible for correcting (i) Defects in any version of the Software other than the most recent release of the Software, provided that Licensor shall continue to support prior releases superseded by recent releases for a reasonable period sufficient to allow Customer promptly to implement the newest release, or (ii) Defects caused by modifications, changes or alterations to the Software by anyone other than Licensor, by failures to use the Software in accordance with the Documentation, by malfunction of Customer's equipment or by use with other software products not licensed by Licensor.

7.  Fees and Payment.

(a) Licensor shall invoice Licensee on a monthly basis all per unit fees recorded in the previous month based upon a certified statement from Licensee’s Chief Financial Officer verifying the number of units shipped, such statement to be dispatched electronically to the Licensor no later than the 14th business day of the following calendar month.

(1) In the event the Licensor disputes the certified number of units sold, Licensee’s auditor will be requested to recertify the certified statement. If the auditor certifies the number of units as being true and accurate, the cost of the audit will be for the account of the Licensor. If the auditor certifies the number of units sold as being greater or lesser than the original certified statement, then the cost of the audit will be for the account of the Licensee.

(b) In consideration for granting the license rights and services to be provided hereunder, Licensee will pay any applicable royalty fees listed on Exhibit A to this Agreement. All royalty fee payments are due thirty (30) calendar days after receipt by Licensee of electronic invoice. Minimum value of each invoice is USD 1,000. In case the minimum invoice amount is not reached in one month, the due amount shall be accumulated until the minimum amount is reached. Payments are to be made by wire transfer without deduction for bank charges or other deductions of any kind whatsoever. Past due amounts will bear interest of the then-prevailing prime lending rate as determined by the Bank of America NA plus 1.5% (one and one-half percent) per month or part thereof, from the due date until receipt of payment by Licensor.

(c) If amounts remain unpaid for fifteen (15) days or more beyond the due date, Licensor may, at its option, terminate the License, and refuse to perform additional Services. Licensee agrees to pay all costs and fees incurred by Licensor in collecting any unpaid amounts. All payments made hereunder are nonrefundable.

(d) As further set forth in Section 5 above, Licensee agrees to reimburse Licensor for all reasonable out-of-pocket expenses Licensor incurs in providing Service, but not limited to, transportation costs, airfare, rental vehicles, lodging, meals, and incidental charges.

(e) Licensee shall be responsible for all taxes (including sales, use, property, excise, value added and gross receipts but not including taxes based on Licensor’s net income) levied on Software, and/or Services, training and maintenance provided under this Agreement. Licensee agrees that if any of the foregoing is paid by Licensor, Licensee shall reimburse Licensor for the amount paid plus any related expenses incurred and interest assessed.

8. Proprietary Rights.

(a) The Licensed Software, to which access is provided under this Agreement, has substantial monetary value and has patent, copyrighted and proprietary material of Licensor. The Software contains trade secrets; inventions, ideas, data, source and object codes, and other works of authorship protected by copyright and trade secret laws, and may be the subject of one or more pending patent applications or issued patents.

(b) Upon knowledge of any unauthorized possession or use of, or access to, any Software licensed hereunder, Licensee shall notify Licensor as soon as possible. Licensee shall promptly furnish Licensor with full details of such situation, assist in preventing any recurrence thereof, and cooperate, at Licensor's expense, in any litigation or other proceedings reasonably necessary to protect the intellectual property rights of Licensor and its sublicensors.

9. Mutual Nondisclosure.

(a) Confidential Information shall mean the (i) Licensed Products and (ii) other information of the parties when it is presented in printed, written, graphic, or photographic or other tangible form (but including information received, stored or transmitted electronically) and marked as “confidential” or “proprietary” by the disclosing party. Confidential Information also includes information of the parties, when presented in oral form, that is summarized as written minutes or notes of such oral presentations and which are marked “confidential" or “proprietary” and provided to recipient within thirty (30) days after the date of disclosure.

(b) Pursuant to this Agreement, each party (the "Discloser") may, from time to time, furnish the other party to this Agreement (the “Recipient”) with certain Confidential Information. Recipient will use at least the same care to avoid disclosure of such Confidential Information as it uses with its own similar confidential information which it does not wish to disclose, but such standard of care shall not be less than a reasonable standard of care. The Confidential Information, including any trade secret, confidential or proprietary information contained within the Confidential Information, is not to be disclosed to any persons other than the employees of Recipient. Confidential Information may, however, be disclosed to counsel and consultants of the Recipient who have a need to know and have been instructed that it is Confidential Information. Recipient shall be liable for any unauthorized use or disclosure of Discloser’s Confidential Information by Recipient’s employees, counsel or consultants.

(c) The nondisclosure obligations of Recipient with respect to any particular portion of Confidential Information shall terminate (or shall not attach) when any of the following occurs:

(1) It was in the public domain at the time of Discloser's communication to Recipient.

(2) It entered the public domain through no fault of Recipient subsequent to the time of Discloser's communication to Recipient.

(3) It was in Recipient's possession free of any obligation of confidence at the time of Discloser's communication to Recipient.

(4) Its disclosure is required by law, valid subpoena, or court or government order, provided, however, that Recipient provides prompt notice of such required disclosure and Recipient shall have made a reasonable effort to obtain a protective order or other reliable assurance affording it confidential treatment and limiting its use solely for the purpose for which the law or order requires.

(d) The parties agree that a breach of the confidentiality obligations by Recipient shall cause immediate and irreparable monetary damage to Discloser and shall entitle Discloser to injunctive relief in addition to all other remedies.

10. Warranties & Limitation of Liability.

(a) Licensor cannot guarantee the accuracy or completeness of the Software thereof, and provides the software stack to Licensee on an “AS IS” and “AS AVAILABLE” basis. Licensor further disclaims liability for any error, defect, or anomaly in the Software caused directly or indirectly, in whole or in part, by Licensee's download or installation of any part of the Licensed Products from the media supplied to Licensee by Licensor or its sublicensors.

(b) Licensor does not warrant that the functions contained in the Software will meet Licensee's requirements or that the operation of the Software will be uninterrupted or error-free. Licensor shall have no responsibility for problems in the Software which are caused by alterations or modifications made by Licensee or a third party, arise out of the malfunction of Licensee’s equipment, or caused by other software products not licensed by Licensor. Licensor makes no warranty, express or implied, regarding any Third Party Software or the adequacy or capacity of any Third Party Software or hardware to attain some or all of the performance objectives of Licensee. THE SOFTWARE IS PROVIDED AND LICENSED “AS IS” AND USE OF THE SOFTWARE IS AT LICENSEE’S RISK. AIRBEE EXPRESSLY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY THAT THE SOFTWARE IS DELIVERED FREE OF ANY THIRD PARTY CLAIMS BY WAY OF INFRINGEMENT OR OTHERWISE. AIRBEE DOES NOT WARRANT NOR MAKE ANY CONDITION OR REPRESENTATIONS THAT THE FUNCTIONS CONTAINED IN THE SOFTWARE WILL MEET THE REQUIREMENTS OF THE LICENSEE, THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR FREE OF DEFECTS OR VIRUS FREE OR THAT DEFECTS IN THE SOFTWARE WILL BE CORRECTED. FURTHER, AIRBEE DOES NOT WARRANT OR MAKE ANY CONDITIONS OR REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE SOFTWARE IN TERMS OF ITS CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY AIRBEE OR OTHERS SHALL CREATE A WARRANTY, CONDITION OR REPRESENTATION OR IN ANY WAY EXTEND THE SCOPE OF THE “AS IS” PROVISION OF THE SOFTWARE. This section shall survive the termination or expiry of this Agreement.

(c) LICENSOR WILL HAVE NO LIABILITY FOR ANY LOSS OR DAMAGE (i) CAUSED BY ERRORS OF OMISSIONS IN THE SYSTEM, (ii) RESULTING FROM ERRORS IN PACKAGING THE DATA CONTAINED IN THE SYSTEM, OR (iii) RESULTING FROM ANY USE OF THE SYSTEM INCLUDING ANY INDIRECT OR CONSEQUENTIAL DAMAGES.

(D) LICENSOR WILL HAVE LIABILITY LIMITED TO THE PAID LICENSE FEE FOR A PERIOD UP TO 24 MONTHS IN THE CASE THE LICENSEE HAS A WARRANTY AGAINST ITS END CUSTOMER.

11. Waiver of Indemnification.

Licensor shall NOT indemnify, defend or hold Licensee harmless from and against any loss, cost, damage, liability, or expense (including reasonable legal fees) suffered or incurred by Licensee in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third party with respect to the Licensed Products.

Licensee shall not be held responsible for unauthorized use of the firmware (executable code distributed in modules or for field upgrades) through illegal copying or by other means circumventing the code protection by third parties.

12.	Limited Liability.

(a) IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR A MONETARY AMOUNT GREATER THAN THE TOTAL AMOUNTS PAID IN THE PRIOR 24 MONTHS PURSUANT TO THIS AGREEMENT, AND

(b) IN NO EVENT SHALL LICENSOR BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OR INJURIES TO EARNINGS, PROFITS OR GOODWILL, OR FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY PERSON OR ENTITY WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

The limitations set forth in this section shall apply even if any other remedies fail of their essential purpose.

13. Applicable Law & Venue. This Agreement shall be governed by and construed in accordance to the laws of the State of Maryland, without giving effect to conflicts of law provisions thereof. The Partiers unconditionally and irrevocably submit to the exclusive venue for any and all disputes involving this Agreement, except actions arising under the patent and copyright provisions of the U.S. Code shall be an appropriate court in the State of Maryland.

14. Term and Termination.

(a) The license granted under this Agreement shall remain in effect for an initial period of one (1) year with an annual license renewal to be negotiated. Licensor may terminate this Agreement at any time by giving sixty (60) days written notice to Licensee.

(b) If either party materially breaches this Agreement, the other party may give written notice of its desire to terminate and the specific grounds for termination and, if such default is capable of cure and the party in default fails to cure the default within thirty (30) days of the notice, the other party may terminate this Agreement. If such default is incapable of cure, such as, for example, is the case with improper disclosure of Confidential Information, the other party may terminate this Agreement immediately upon written notice of termination.

(c) Termination of this Agreement, or any portion of it, shall not limit either party from pursuing other remedies available to it, including injunctive relief. Such termination shall not relieve Licensee of its obligation to pay all fees that have accrued or are otherwise owed by Licensee under this Agreement.

(d) Upon termination, all licenses granted hereunder shall be immediately revoked, and all Licensed Products, supporting materials, and other Confidential Information will be returned to Licensor within ten (10) days or, at the request of Licensor, destroyed and an affidavit supplied to Licensor certifying destruction.

15. Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and hand-delivered, or mailed by first-class mail postpaid, or sent by an overnight courier with a reliable tracing system, by one party to the other as follows:

For Licensor:	Airbee Wireless, Inc.
9400 Key West Avenue
Rockville, Maryland 20850

Attention: Chief Operating Officer

For Licensee:	SoftBaugh AS
4080 McGinnis Ferry Road
Suite 604
Alpharetta, GA 30005

Attention: General Manager

Notices that are mailed shall be deemed to have been given as of the fourth business day following the date of mailing and notices that are hand-delivered or sent by overnight courier are deemed to be given the next business day. Either party may change its address for the giving of notice by so notifying the other party by ten (10) days prior written notice given in the manner set forth in this Section.

16. Export Controls. Licensee shall not export, re-export, or otherwise transmit, directly or indirectly, any software, information, data, or other materials received under this Agreement except as installed in the fully delivered product of Licensee and in full compliance with all United States and other applicable acts, laws, and regulations. Licensee shall indemnify, defend and hold harmless Licensor from any loss, liability, cost or expense (including reasonable legal fees) related to any action arising from Licensee's failure to comply with this section.

17. General.

(a) The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach.

(b) All notices shall be in writing and either (i) sent by certified mail, postage prepaid, return receipt requested or (ii) delivered by courier to the address written above or such other address as notified in writing to the other party. Notice shall be deemed to be made on the date received under (i) and date delivered under (ii).

(c) No amendments, modifications or supplements to this Agreement shall be binding unless in writing and signed by the parties.

(d) No action, regardless of form, relating to the subject matter of this Agreement, may be brought by either party more than one (1) year after the claiming party knew or should have known of the cause of action.

(e) Neither party shall be liable for any costs or damages resulting from its inability to perform any of its obligations under this Agreement due to a natural disaster, or actions or decrees of governmental bodies not the fault of the affected party ("Force Majeure Event"). A Force Majeure Event shall not constitute a breach of the Agreement. The party so affected shall immediately give notice to the other party of the Force Majeure Event. Upon such notice, all obligations of the affected party under this Agreement which are reasonably related to the Force Majeure Event shall be immediately suspended, and the affected party shall do everything reasonably possible to resume performance as soon as practicable.

(f) If any provision of this Agreement is held to be invalid or unenforceable, such decision shall not affect the validity or enforceability of the Agreement or any of the remaining provisions.

(g) Except as provided in this subsection, this Agreement may not be assigned by either party and any attempted assignment shall be void. However, either party may, upon written notice to the other party, assign this Agreement to any Affiliate. Licensor may assign this Agreement in the event of the sale of all or substantially all of its assets or equity.

(h) This Agreement, including all terms and conditions and its Attachment(s), is a complete and exclusive statement of the agreement between the parties, which supersedes all prior or concurrent proposals and understandings, whether oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above by authorized representatives of the parties.

AIRBEE WIRELESS, INC.:		SOFTBAUGH, INC.:
Signature:	/s/ E. Eugene Sharer	Signature:	/s/ Walter T. Baugh

By: E. Eugene Sharer		By: Walter T. Baugh
Title: President & Chief Operating Officer		Title: President
Date: August 22, 2005		Date: August 19, 2005

EXHIBIT A

Royalty Schedule

Royalty Per Unit:	$0.50 (Fifty Cents) USD per module/dev kit delivered
Maintenance Fee:	No maintenance provision included herein

This fee schedule to be reviewed and negotiated on an annual basis.

AIRBEE WIRELESS, INC:		SOFTBAUGH INC.:
Signature:	/s/ E. Eugene Sharer	Signature:	/s/ Walter T. Baugh

By: E. Eugene Sharer		By: Walter T. Baugh
Title: Chief Operating Officer		Title: President
Date: August 22, 2005		Date: August 19, 2005